Exhibit 10.28(a)
MARKETAXESS SEVERANCE PAY PLAN
Effective August 1, 2006

Exhibit 10.28(a)
TABLE OF CONTENTS

ARTICLE I — INTRODUCTION	1

ARTICLE II — DEFINITIONS AND INTERPRETATIONS	1

ARTICLE III — ELIGIBILITY TO PARTICIPATE	5

ARTICLE IV — BENEFITS PAYABLE FROM THE PLAN	6

ARTICLE V — HOW AND WHEN SEVERANCE WILL BE PAID	7

ARTICLE VI — MISCELLANEOUS PROVISIONS	8

ARTICLE VII — WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN	9

Claim Procedure	9

Plan Interpretation and Benefit Determination	11

Your Rights Under ERISA	12

Plan Document	13

Other Important Facts	14

Exhibit 10.28(a)
MARKETAXESS SEVERANCE PAY PLAN
(for MarketAxess Holdings, Inc. and participating affiliates)
ARTICLE I — INTRODUCTION
     MarketAxess Holdings, Inc. (the “Company”) hereby establishes the MarketAxess Severance Pay Plan (the “Plan”), effective as of August 1, 2006, to provide severance benefits to certain employees of the Company and its participating affiliates who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company and its participating affiliates in effect for covered employees prior to August 1, 2006. The Plan is intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. No employee or representative of the Company, the Employers or any of their affiliates is authorized to modify, add to or subtract from these terms and conditions, except in accordance with the amendment and termination procedures described herein.
ARTICLE II — DEFINITIONS AND INTERPRETATIONS
     The following definitions and interpretations of important terms apply to the Plan.
     1. Agreement and General Release. The release executed by an Employee (in a form acceptable to the Plan Administrator, in its sole and absolute discretion) under which, among other things, the Employee releases and discharges all Employers and related entities (as well as any third party for whom the employee provides services on the Employer’s behalf) from all claims and liabilities relating to the Employee’s employment with the Employer and/or the termination of the Employee’s employment, including without limitation, claims under the Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, where applicable, the California Fair Employment and Housing Act, the California Labor Code Sections 200 et seq., 510 et seq., 970 and 1959 et seq., defamation provisions of California Civil Code Section 44 et seq., and the New York State and City Human Rights Laws (and similar laws of any other state).
     2. Cause. Any one of the following reasons for the discharge or other separation of an Employee from employment with the Employer:
          (i) any act or omission by the Employee resulting or intended to result in personal gain at the expense of the Employer;

          (ii) misconduct by the Employee, including, but not limited to insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, failure to abide by the Employers’ policies, rules or procedures, theft, violent acts or threats of violent acts, unauthorized possession of alcohol or controlled substances on an Employer’s property, use of the Employer’s property, facilities or services for unauthorized or illegal purposes, or refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity;
          (iii) performance of duties for the Employer in a manner deemed by the Employer as materially unsatisfactory;
          (iv) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Employee and the Employer that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter; or
          (iv) the improper disclosure by the Employee of proprietary or confidential information or trade secrets of the Employer, or intellectual property that the Employer is under a duty to protect (including software licensed to the Employer under agreements prohibiting disclosure).
If an Employee is terminated from employment and it is subsequently determined that, by virtue of conduct or circumstances, arising either before or after the termination, the Employee or former Employee engaged in what would have constituted Cause, the termination will be deemed to have been for Cause, and the individual will be ineligible for benefits under the Plan. In such circumstances, in the event that Plan benefits have already been paid by the Employer, the Employer shall be entitled to recover any such benefits.
     3. Company. MarketAxess Holdings, Inc.
     4. Effective Date. August 1, 2006.
     5. Employee. Any active, regular, U.S.-based employee of an Employer and on the Employer’s payroll other than an employee whose terms and conditions of employment are covered by a collective bargaining agreement that does not provide for participation in the Plan or an employee who is party to a formal or informal written employment agreement with an Employer that either provides for severance or other payments in the event of the individual’s termination of employment or any other separation from service with the Employer or states that no such payments will be made in that event. Notwithstanding the preceding sentence, “Employee” also does not include any individual (i) designated by the Employer as an independent contractor and not as an employee at the time of any determination, (ii) being paid by or through a third party agency, (iii) designated by the Employer as a freelance worker and not as an employee at the time of any determination, (iv) designated by the Employer as an intern, summer intern or consultant, (v) designated by the Employer as a seasonal, occasional, limited duration, leased or temporary employee, during the period the individual is so paid or designated; any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law or other type of employee of the Employer during all or any part of such period pursuant to applicable law or otherwise.
     6. Employer. The Company and each affiliate or subsidiary of the Company that participates in the Plan. As of August 1, 2006, the Employers are the Company and MarketAxess Corporation.
     7. Participant. An Employee who meets the requirements for eligibility under the Plan, as set forth in Article III of the Plan. An individual shall cease being a Participant once all severance due to such individual under the Plan has been paid (or, if earlier, upon the death of the Participant) and no person shall have any further rights under this Plan with respect to such former Participant.
     8. Plan Administrator. The Company including such other person or committee appointed from time to time by the Company to administer the Plan. Until a successor is appointed by the Company, except as otherwise indicated herein, the Head of Human Resources of MarketAxess Corporation has been designated by the Company to act on behalf of the Plan Administrator with day-to-day matters regarding the Plan.
     9. Termination Date. The date designated by the Employer for each eligible Employee on which such Employee will experience a Termination of Employment with such Employer. Notwithstanding the foregoing, with respect to any eligible Employee, the Employer reserves the right, in its sole and absolute discretion, to change a previously designated Termination Date.
     10. Termination of Employment.
     A. The termination by an Employer of an Employee’s employment relationship with the Employer as the result of a job elimination, job discontinuation, office closing, staff reduction, organizational restructuring, or unsatisfactory performance that does not constitute Cause.
     B. Notwithstanding the preceding paragraph, a Termination of Employment does not include a discharge or other separation of employment under any of the following circumstances:
          (i) for Cause;

          (ii) an Employee’s retirement, voluntary resignation or job abandonment (including, without limitation, the termination of employment for excess absenteeism);
          (iii) an Employee’s death or disability; or
          (iv) the business or a portion of the business of an Employer is (i) sold in whole or in part to another corporation, company or individual, whether by sale of stock or assets, (ii) merged or consolidated with another corporation, company or individual or is part of a similar corporate transaction or (iii) outsourced to another corporation, company or individual, and the Employee is offered employment with the purchaser or surviving business or the corporation, company or individual to which the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company or individual) in a position (a) providing a rate of compensation of at least 80% of the Employee’s compensation immediately prior to the occurrence and (b) within 30 miles of the Employee’s current primary worksite.
     The determination as to whether a discharge or other separation from service is for Cause or is otherwise described in this Section will be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be final and binding on all affected Employees. An Employee’s Termination of Employment shall occur on the last day of his or her employment with the Employer.
     11. Week of Base Pay. The Employee’s weekly base salary (prior to tax withholding) at the time of his or her Termination Date, excluding bonuses, overtime pay, commissions, non-cash compensation, employer contributions to employee benefit plans, incentive or deferred compensation or any other additional compensation. However, it will include salary reduction contributions made on an Employee’s behalf to any plan of the Employer under Section 125, 132(f) or 401(k) of the Internal Revenue Code of 1986, as amended. A Week of Base Pay for a part-time Employee shall mean the average weekly pay for the six-month period of payroll immediately preceding the Employee’s Termination Date (with the same inclusions as for full-time Employees).
     12. Years of Service. As of the Employee’s Termination Date, the number of consecutive full twelve (12) month periods since the Employee’s last date of hire by the Employer in which the Employee is paid by the Employer for the performance of services in a capacity that qualifies such person as an Employee. Years of Service shall be measured in full years and no credit shall be provided for fractions of a Year of Service, except that a partial year of service of at least eleven (11) months shall be rounded up to a full year. In addition, an Employee who has not completed at least one Year of Service shall be credited with 6 Months of Service if, as of the Employee’s Termination Date,

the Employee has completed a consecutive full six-month period since the Employee’s last date of hire by the Employer in which the Employee is paid by the Employer for the performance of services in a capacity that qualifies such person as an Employee.
ARTICLE III — ELIGIBILITY TO PARTICIPATE
     An Employee becomes a Participant in the Plan and shall be entitled to severance benefits only if he or she:
(i) Is notified of his/her Termination of Employment, to be effective as of his or her Termination Date;
(ii) Remains in the continuous employ of an Employer until his or her Termination Date, does not voluntarily terminate employment and is not involuntarily terminated by the Employer for Cause;
(iii) Experiences a Termination of Employment; and
(iv) Timely returns a signed, dated and notarized original Agreement and General Release.
     An Employee shall become a Participant and payment of benefits under the Plan will be made only after the Agreement and General Release has been signed and the time for the Employee to revoke the Agreement and General Release (as set forth in the Agreement and General Release), if any, has expired without the Employee having revoked that document (the “Release Effective Date”).

ARTICLE IV — BENEFITS PAYABLE FROM THE PLAN
     1. Severance Pay
     Participants shall be entitled to receive severance pay from the Plan in accordance with the following chart:

Years of Service	Weeks of Base Pay
less than 6 Months	2
at least 6 Months but less than 2 Years	4
2 Years	8
3 Years	12
4 Years	16
5 Years	20
6 Years or more	24
     Thus, the maximum severance pay for all Participants under this schedule shall be 24 Weeks of Base Pay. All severance pay will be offset by any notice pay to an Employee for periods (if any) the Employee is permitted to continue employment following notice of termination.
2. Continued Health Benefits
     The group medical and dental insurance coverages of a Participant (and his or her covered eligible dependents) in effect on the Participant’s Termination Date will be continued in accordance with the applicable plan of the Employer (or affiliate) for a period equal to the number of Weeks of Base Pay for which the Employee is entitled to severance pay, with the Employer and the Employee continuing to pay their respective shares of the premiums (in accordance with the respective plans).
     All provisions of the Participant’s (and his or her dependents’) coverages will be in accordance with the applicable plan in effect for similarly situated active employees of the Employer (including any applicable co- payments, deductibles and other out-of-pocket expenses). However, the Employer’s obligation to continue such coverage will end when a Participant becomes covered by health insurance offered by another employer. After the period of extended coverage described above, a Participant (and his or her eligible dependents) may be entitled to elect to continue health coverage under the Employer’s group medical and dental insurance plans on a self-pay basis in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

*               *               *
     If an Employee is eligible to receive any severance pay under the Plan, such Employee shall not be entitled to receive any other severance, separation, notice or termination payments or other remuneration on account of his or her employment with any Employer under any other plan, policy, program or agreement. If, for any reason, an Employee becomes entitled to or receives any other severance, separation, notice or termination payments on account of his or her employment or termination of employment with any Employer (or any affiliate of an Employer), including, for example, any payments required to be paid to the Participant under any Federal, State or local law (including, without limitation, the Worker Adjustment and Retraining Notification Act) or pursuant to any agreement (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation), his or her severance under the Plan will be reduced by the amount of such other payments paid or payable. An Employee must notify the Plan Administrator if he or she receives or is claiming to be entitled to receive any such payment(s).
     In extraordinary circumstances, an Employer may determine, in its sole discretion, that a Participant shall receive additional severance benefits, in which case the severance pay shall be the amount explicitly set forth in the Agreement and General Release. However, in no event will the aggregate amount of payments under the Plan exceed two times the Participant’s annual compensation or, if less, two times the limit on annual compensation that may be taken into account for qualified plan purposes under Section 401(a)(17) of the Internal Revenue Code for the calendar year preceding the year in which the separation from service occurs. (The limit under Section 401(a)(17), which was $210,000 in 2005, increased to $220,000 for 2006, and may be modified by the Internal Revenue Service in the future.)
     Severance pay is subject to Federal, state and local income and Social Security tax withholdings and any other withholdings mandated by law.
ARTICLE V — HOW AND WHEN SEVERANCE WILL BE PAID
     Severance will be paid in periodic installments on the Employer’s regular payroll dates, commencing as soon as practicable following the Participant’s Release Effective Date. An individual who is receiving severance pay in periodic installments under the Plan shall not be considered an employee of the Employer for any purpose.
     In the event that a Participant dies before receiving all of the payments due to the Participant under the Plan, any remaining amounts will be paid to (i) the appointed administrator, executor or personal representative of the Participant’s estate, or (iii) if none, to the legal heirs of the deceased.

ARTICLE VI — MISCELLANEOUS PROVISIONS
     1. Amendment and Termination. The Company reserves the right, in its sole and absolute discretion, to terminate, amend or modify the Plan, in whole or in part, at any time and for any reason, by action of the Head of Human Resources of MarketAxess Corporation or the General Counsel or Chief Executive Officer of the Company. If the Plan is terminated, amended or modified, an Employee’s right to participate in, or to receive benefits under, the Plan may be changed. Unless otherwise specified by the Company in an amendment, amendments made by the Company will apply to all Employers.
     2. No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Employee or other person any legal or equitable right against any Employer or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by an Employer of any Employee be modified or in any way affected by this Plan.
     3. Records. The records of an Employer with respect to Years of Service, employment history, base salary, absences, employee benefits, and all other relevant matters shall be conclusive for all purposes of this Plan.
     4. Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York (without reference to its conflicts of law provisions).
     5. Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
     6. Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under this Plan.
     7. Payments to a Minor. Any payments to a minor from this Plan may be paid by the Plan Administrator in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor. The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.
     8. Plan Not a Contract of Employment. Nothing contained in this Plan shall be held or construed to create any liability upon any Employer to retain any Employee in its service. All Employees shall remain subject to discharge or discipline to the same extent as if the Plan had not been put into effect.
     9. Financing. The benefits payable under this Plan shall be paid out of the general assets of the applicable Employer. No Participant or any other person shall have any interest whatsoever in any specific asset of any Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of any Employer.
     10. Nontransferability. In no event shall the Company (or any other Employer) make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
ARTICLE VII — WHAT ELSE A PARTICIPANT NEEDS
TO KNOW ABOUT THE PLAN
     1. Claim Procedure. An Employee may file a written claim with the Plan Administrator with respect to his or her rights to receive a benefit from the Plan. The Employee will be informed of the decision of the Plan Administrator with respect to the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim. If that happens, the Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the Employee’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Employee responds to the Plan’s request for information.

     The Plan Administrator has delegated to the Head of Human Resources of MarketAxess Corporation the authority to make the initial claim determination on behalf of the Plan Administrator. If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Employee will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If an Employee is not notified (of the denial or an extension) within ninety (90) days from the date the Employee notifies the Plan Administrator, the Employee may request a review of the application as if the claim had been denied.
     If the Employee’s claim has been denied, or an adverse benefit determination has been made, the Employee may request that the Plan Administrator review the denial. The request must be in writing and must be made within sixty (60) days after written notification of denial. In connection with this request, the Employee (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (ii) submit to the Plan Administrator written comments, documents, records, and other information related to the claim.
     The review by the Plan Administrator will take into account all comments, documents, records, and other information the Employee submits relating to the claim. The Plan Administrator will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Employee will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to the Employee’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Employee until the date on which the Employee responds to the Plan’s request for information.
     The Plan Administrator has delegated to the General Counsel of the Company the authority to make the decision on the claim for review. The Plan Administrator’s decision on the claim for review will be communicated to the Employee in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (i) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (ii) a statement that the Employee is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of the Employee’s right to bring a civil action under Section 502(a) of ERISA. The decision of Plan Administrator (or its designee) is final and binding on all parties.
     These procedures must be exhausted before a Participant (or any beneficiary) may bring a legal action seeking payment of benefits.
     2. Plan Interpretation and Benefit Determination.
     A. The Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.
     B. Without limiting the generality of the foregoing paragraph, the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) shall have the sole and absolute discretionary authority to:
          1. take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;
          2. formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
          3. decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
          4. resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under this Agreement, the Plan or other Plan documents; and
          5. process, and approve or deny, benefit claims and rule on any benefit exclusions.
     All determinations made by the Plan Administrator (or, where applicable, any duly authorized delegee of the Plan Administrator) with respect to any matter arising under the Plan shall be final and binding on the Employers, Employee, Participant, beneficiary, and all other parties affected thereby.

     3. Your Rights Under ERISA. As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:
     Receive Information About Your Plan and Benefits
     Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration.
     Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts, and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
     Receive a summary of the Plan’s annual financial report (if any). The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
     Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
     Enforce Your Rights
     If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     Assistance with Your Questions
     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.
     4. Plan Document. This document shall constitute both the plan document and summary plan description and shall be distributed to all Employees in this form.

     5. Other Important Facts.

OFFICIAL NAME OF THE PLAN:	MarketAxess Severance Pay Plan

SPONSOR:	MarketAxess Holdings, Inc.
140 Broadway, 42nd Floor
New York, NY 10005
(212) 813-6000

EMPLOYER IDENTIFICATION NUMBER (EIN):	52-2230784

PLAN NUMBER:	701

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	MarketAxess Holdings, Inc.
140 Broadway, 42nd Floor
New York, NY 10005
(212) 813-6000
Attn: Head of Human Resources
MarketAxess Corporation

EFFECTIVE DATE:	August 1, 2006
          The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.
          Service of legal process may be made upon the Plan Administrator.
          No individual may, in any case, become entitled to additional benefits or other rights under this Plan after the Plan is terminated. Under no circumstances, will any benefit under this Plan ever vest or become nonforfeitable.